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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

           COLLABORATIVE ANNOUNCES RESULTS OF VOTE ON WEST TRANSACTION

Cleveland, Ohio, April 14, 1999...Collaborative Clinical Research, Inc. (NASDAQ:
CCLR) announced that its proposed sale of its Clinical Business to West Pharmaceutical Services, Inc., received the approval of the Company's shareholders at a special meeting held today.

The proposed sale received the favorable vote of over 75.2% of the outstanding shares and 86.8% of the total number of shares voted. A related proposal to change the Company's name to DataTRAK International, Inc., also received shareholder approval, as did a proposal to amend the Company's outside directors stock option plan.

The sale of the Clinical Business is expected to be completed within a week. The Company expects to receive net proceeds of approximately $13.4 million, subject to certain post-closing and working capital adjustments.

Upon completion of the sale, the Company expects to have approximately $38.5 million in cash on its balance sheet. At the meeting, President and Chief Executive Officer, Dr. Jeffrey Green announced that the Board of Directors has decided to distribute a significant portion of the Company's cash to its shareholders. The amount of money that will be set aside for this purpose is currently being determined, and will depend upon the Board's assessment of the amount of cash that is appropriate to devote to the continued development of DataTRAK. Dr. Green also indicated that the Company has not yet determined whether this distribution will take the form of a share repurchase or a dividend. The Company expects both of these issues to be resolved in the near future, and will announce the details of this distribution at that time.

Collaborative operates two separate business lines within the clinical research industry. Its clinical business provides clinical research services to three segments of the pharmaceutical and biotechnology industries. Through WCE Clinical Evaluations, it provides clinical research related to the reclassification of prescription drugs into drugs available for over the counter purchase and other over the counter clinical research services. It provides Phase I clinical research services from its 80-bed clinic at GFI Pharmaceutical Services, Inc. Through its Affiliated Site Network, composed of six therapeutic-focused sub-networks comprised of over 450 clinical research sites, the clinical business also provides Phase II, III and IV clinical research services. The Company's DataTRAK business uses the software known as DataTRAK EDC(TM) to provide electronic data capture and technology services to assist its clients in accelerating the completion of clinical trials.



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Except for the historical financial information contained in this press release, the statements made in this release are forward looking statements. Factors that may cause actual results to differ materially from those in the forward looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DataTRAK EDC(TM) software; the development and fluctuations in the market for electronic data capture technology; the degree of the Company's success in obtaining new contracts; the timing of payments from sponsors and the timing of sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company's DatatTRAK business and operations; and general economic conditions. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACTS:   Dr. Jeffrey A. Green                  Terry C. Black
            President & Chief Executive Officer   Vice President of Finance and CFO
            (216) 491-9930                        (216) 491-9930
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